EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2019, relating to the consolidated financial statements and effectiveness of Severn Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
June 21, 2019